UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2010

ECOBLU PRODUCTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-53875	20-8677788

(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

909 West Vista Way, Vista, CA 92083 (Address of Principal Executive Offices) (909) 519-5470 Registrants Telephone Number

. (Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of CFO – Rodney McKinley

Effective April 29, 2010, the Board of Directors of Ecoblu Products, Inc. appointed Rodney H. McKinley to the position of CFO and Principal Financial Officer. Taking this designated role of Principal Financial Officer from Steve Conboy who remains President and Principal Executive Officer

Mr. McKinley’s background includes over 30 years’ experience in the setup and management of accounting and financial systems, technology implementation, staff development, and progressive organizational leadership roles.

Employment History

Kierland CFO Partners, LLC – Scottsdale, AZ 2009 to present Partner – CFO Professional Services Firm

Based in Scottsdale, Arizona, Kierland CFO Partners fills that important role in an organization with personalized CFO Services for a wide range of businesses.

Nautical Enterprises, Inc. – San Diego, CA 2007 to 2009 Yacht broker/dealer CFO

Managed all accounting and finance functions for this privately held company which is considered one of the top 20 dealers in the US and top 4 in the west. Retooled all accounting and reporting, human resources, technology and budgeting. Responsible for banking, insurance and legal relationship. Reorganized service department into a standalone profit center. Brought accountability and responsibility to all departments. Beginning the SOX compliance process in anticipation of future equity event. Lead financial review and analysis of all costs and installed controls to reduce and right size costs to expected revenues.

Perry Automotive Group – San Diego, CA 2006 to 2007 Multiple new car franchises CFO/Controller

Direct group’s accounting and finance functions including daily operating controls, bank relationships, human resources, tax, 401K, insurance, external and regulatory financial reporting, human resources, technology and staff training.

AutoNation, Inc.. – Phoenix, AZ 2005 to 2006 Multiple new car franchises and body shop.

Controller

Direct group’s accounting and compliance function for Pontiac, Buick and GMC store; Hyundai and Isuzu; Subaru; Chevrolet and a body shop. Managed two offices with a total of sixteen staff. Approximately 50% of time was spent on SOX compliance issues.

International Cruise and Excursions, Inc. – Phoenix, AZ 2003 to 2005

Large international provider of cruises and related products marketed to the general public and time share owners. Vice President – Finance and Administration

Direct this private company’s accounting and financial operations including financial reporting, budgeting and forecasting, audits, regulatory reporting, cash flow and treasury functions. Responsible for banking relationships and all financial processes for international operations in Europe, Mexico and Australia. Managed preparation for first audit of financial records in anticipation of public offering. Lead numerous groups in review of financial and operational processes and implementing changes to reduce costs and enhance reporting. Although we were not required to comply with SOX, led compliance effort for future equity event.

United Auto Group, West – Scottsdale, AZ 2001 – 2003

Seventeen auto dealerships and paint / body shop with 800 employees, generating $600 million in annual revenues. Controller

Direct group’s accounting / financial operations, including internal financial reporting, budgeting, forecasting, and audits. Manage $100 million in new- and used-car inventory. Manage five direct reports with oversight responsibility for up to 45 staff members. Develop and manage effective vendor relationships and spearhead technology implementations. Lead teams in review and improvement of processes to reflect growth and industry change; develop and monitor “best practices” across all dealerships.

Drive Time (Formerly Ugly Duckling Corporation) – Phoenix, AZ 1996 – 2001 Chain of 78 used car dealerships in nine states.

Corporate Controller

Recruited to develop and manage budgeting and forecasting processes for high-growth company with loan portfolio of $1 billion. Planned and implemented consolidation of four accounting offices. Implemented new technologies to streamline SEC and internal financial reporting and improve payroll reporting.

Jackson Hewitt Tax Service – Phoenix, AZ / Virginia Beach, VA 1993 – 1996 Director of Operations

Managed Field Operations, Franchise Operations, Supply, and Tax & Software departments. Key player in retail expansion from 600 to 900 locations. Participated in private placement of $3 million of company stock and initial SEC registration.

Pricewaterhousecoopers – Phoenix, AZ / Indianapolis, IN / Detroit, MI 1991 – 1993 / 1982 – 1989 (From 1991 – 1993 work was in Phoenix, hired on a contract basis to run large RTC engagement) Senior Manager

Performed audit services, tax consulting, financial consulting, and SEC filing for clients in the manufacturing, financial services, high-tech, and real estate industries. Reconciled 50,000 accounts totaling $10 billion. Supervised 75 staff members.

Talley Industries, Inc. – Phoenix, AZ 1989 – 1991 Director of Internal Audit

Developed and implemented comprehensive internal audit program for financial reporting, EDP/MIS, capital budgeting, and government compliance, as well as operational auditing for the company’s banking and government contracting subsidiaries. Key member of acquisition and divestiture team. Managed 12 professional and administrative staff.

EDUCATION & CERTIFICATION UNIVERSITY OF NEW MEXICO, Albuquerque, NM Bachelor of Business Administration in Accounting, 1975 Certified Public Accountant (Inactive)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOBLU PRODUCTS, INC.

Date: April 29, 2010	By:	/s/ Steve Conboy, President

Name: Steve Conboy, President
Title: President
Principal Executive Officer and Principal Financial Officer